Westwood Holdings Group, Inc. Reports First Quarter 2018 Results
Active Management Prevails as all U.S. Value and Multi-asset Strategies Exceed Primary Benchmarks

Dallas, TX, April 25, 2018 – Westwood Holdings Group, Inc. (NYSE: WHG) today reported first quarter 2018 earnings. Highlights from the quarter include:

•
Revenues of $33.6 million increased $1.0 million from the first quarter of 2017. Current quarter revenues include $1.3 million of performance-based fees compared to $0.4 million in the prior year quarter.

•	All of our U.S. value and multi-asset strategies outperformed their primary benchmarks for the quarter.

•	Top quartile performance was achieved by our SmallCap Value, SMidCap Plus, SMidCap Value and LargeCap Value teams.

•	We closed on the sale of our Omaha-based Private Wealth operations, received net proceeds of $10.0 million and recognized a $0.5 million gain on sale.

•	At quarter-end, Westwood had $100.5 million in cash and investments, stockholders’ equity of $156.0 million, and no debt.

First quarter 2018 revenues of $33.6 million compared to $32.6 million in the first quarter of 2017 and $33.9 million in the fourth quarter of 2017. The increase from the prior year quarter primarily related to performance-based fees of $1.3 million earned in the current quarter. The decrease from the immediately preceding quarter was primarily due to net outflows.

Assets under management at March 31, 2018 totaled $22.6 billion, compared to $22.1 billion and $24.2 billion at March 31, 2017 and December 31, 2017, respectively.

First quarter net income of $8.0 million compared with $6.1 million in the first quarter of 2017. The increase primarily related to higher revenues and a $0.9 million foreign currency transaction gain, net of tax, recorded in the current quarter. Diluted earnings per share of $0.93 in the first quarter of 2018 compared to $0.73 in the first quarter of 2017. Non-GAAP Economic Earnings increased from $10.6 million, or $1.28 per share, in 2017's first quarter, to $12.6 million, or $1.48 per share, in the first quarter of 2018.

First quarter net income of $8.0 million compared with $2.9 million in the fourth quarter of 2017. The increase was driven primarily by a $3.4 million incremental income tax expense recorded during the fourth quarter of 2017 as a result of the tax reform enacted in December 2017, as well as the current quarter foreign currency transaction gain noted above. Diluted earnings per share for the quarter of $0.93 compared to $0.34 for the fourth quarter of 2017. Non-GAAP Economic Earnings of $12.6 million, or $1.48 per share, compared to $7.6 million, or $0.89 per share, in the immediately preceding quarter.

Brian Casey, Westwood’s President & CEO, commented, "The first quarter saw a return to volatility as worldwide politics took center stage. We were pleased to see the benefits of active management on display as all of our U.S. Value and multi-asset products outperformed their primary passive benchmarks. We believe that continued political uncertainty and interest rate fears will lead to higher volatility and provide more opportunities for active managers with disciplined investment processes to outperform passive strategies."

Westwood’s Board of Directors declared a quarterly cash dividend of $0.68 per common share, payable on July 2, 2018 to stockholders of record on June 8, 2018.

Economic Earnings and Economic Earnings per Share ("Economic EPS") are non-GAAP performance measures and are explained and reconciled with the most comparable GAAP numbers in the attached tables.

Westwood will host a conference call to discuss first quarter 2018 results and other business matters at 4:30 p.m. Eastern time today. To join the conference call, dial 877-303-6235 (domestic and Canada) or 631-291-4837 (international). The conference call can also be accessed via our Investor Relations page at westwoodgroup.com and will be available for replay through May 2, 2018 by dialing 855-859-2056 (domestic and Canada) or 404-537-3406 (international) and then entering the passcode 7395078.

About Westwood

Westwood Holdings Group, Inc. provides investment management services to institutional investors, private wealth clients and financial intermediaries. With $22.6 billion in assets under management (as of March 31, 2018), our firm offers a range of investment strategies including U.S. equities, Master Limited Partnerships (MLPs), Multi-Asset, Global and Emerging Markets equities, and Global Convertible securities portfolios. Access to our strategies is available through separate accounts, the Westwood Funds® family of mutual funds, UCITS funds, and other pooled vehicles. Westwood benefits from significant, broad-based employee ownership and trades on the New York Stock Exchange under the symbol “WHG.” Based in Dallas, Texas, Westwood also maintains offices in Toronto, Boston, and Houston.

For more information on Westwood, please visit westwoodgroup.com.

Forward-looking Statements

Statements in this press release that are not purely historical facts, including, without limitation, statements about our expected future financial position, results of operations or cash flows, as well as other statements including without limitation, words such as “anticipate,” “forecast,” “believe,” “plan,” “estimate,” “expect,” “intend,” “should,” “could,” “goal,” “may,” “target,” “designed,” “on track,” “comfortable with,” “optimistic” and other similar expressions, constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results and the timing of some events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, without limitation: the composition and market value of our assets under management; regulations adversely affecting the financial services industry; competition in the investment management industry; our assets under management includes investments in foreign companies; our ability to develop and market new investment strategies successfully; our reputation and relationships with current and potential customers; our ability to attract and retain qualified personnel; our ability to perform operational tasks; our ability to maintain effective cyber security; our ability to identify and execute on our strategic initiatives; our ability to select and oversee third-party vendors; our ability to maintain effective information systems; litigation risks; our ability to properly address conflicts of interest; our ability to maintain adequate insurance coverage; our ability to maintain an effective system of internal controls; our ability to maintain our fee structure in light of competitive fee pressures; our relationships with investment consulting firms; the significant concentration of our revenues in a small number of customers; and the other risks detailed from time to time in Westwood’s Securities and Exchange Commission filings, including, but not limited to, its annual report on Form 10-K for the year ended December 31, 2017 and its quarterly report on Form 10-Q for the quarter ended March 31, 2018. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, Westwood is not obligated to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

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SOURCE: Westwood Holdings Group, Inc.

(WHG-G)
CONTACT:
Westwood Holdings Group, Inc.
Tiffany B. Kice
Chief Financial Officer and Treasurer
(214) 756-6900

WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(in thousands, except per share and share amounts)
(unaudited)

	Three Months Ended
	March 31, 2018	December 31, 2017	March 31, 2017
REVENUES:
Advisory fees:
Asset-based	$24,483	$25,576	$23,789
Performance-based	1,335	—	386
Trust fees	7,609	8,051	7,795
Other, net	140	287	653
Total revenues	33,567	33,914	32,623
EXPENSES:
Employee compensation and benefits	$17,759	$16,080	$17,717
Sales and marketing	443	595	477
Westwood mutual funds	985	1,189	863
Information technology	2,038	2,291	1,756
Professional services	1,028	1,421	1,496
General and administrative	1,351	2,550	2,544
Total expenses	23,604	24,126	24,853
Net operating income	9,963	9,788	7,770
Gain on sale of operations	524	—	—
Income before income taxes	10,487	9,788	7,770
Provision for income taxes	2,509	6,891	1,706
Net income	$7,978	$2,897	$6,064
Other comprehensive income (loss):
Foreign currency translation adjustments	(1,199)	85	207
Total comprehensive income	$6,779	$2,982	$6,271

Earnings per share:
Basic	$0.96	$0.35	$0.75
Diluted	$0.93	$0.34	$0.73

Weighted average shares outstanding:
Basic	8,270,793	8,181,546	8,065,825
Diluted	8,539,545	8,546,936	8,311,382

Economic Earnings	$12,642	$7,611	$10,607
Economic EPS	$1.48	$0.89	$1.28

Dividends declared per share	$0.68	$0.68	$0.62

WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except par value and share amounts)
(unaudited)

	March 31, 2018	December 31, 2017
ASSETS
Current Assets:
Cash and cash equivalents	$51,550	$54,249
Accounts receivable	23,945	21,660
Investments, at fair value	48,917	51,324
Prepaid income taxes	1,752	4,269
Other current assets	3,465	6,612
Total current assets	129,629	138,114
Goodwill	19,804	27,144
Deferred income taxes	4,247	3,407
Intangible assets, net	17,216	19,804
Property and equipment, net of accumulated depreciation of $5,848 and $5,673	4,220	4,190
Total assets	$175,116	$192,659

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$3,192	$3,501
Dividends payable	6,980	7,357
Compensation and benefits payable	5,164	19,075
Income taxes payable	977	1,598
Total current liabilities	16,313	31,531
Accrued dividends	856	1,717
Noncurrent income taxes payable	—	1,017
Deferred rent	1,927	1,998
Total liabilities	19,096	36,263

Stockholders’ Equity:
Common stock, $0.01 par value, authorized 25,000,000 shares, issued 10,195,216 and outstanding 9,017,274 shares at March 31, 2018; issued 9,980,827 and outstanding 8,899,587 shares at December 31, 2017	102	100
Additional paid-in capital	183,591	179,241
Treasury stock, at cost - 1,177,942 shares at March 31, 2018; 1,081,240 shares at December 31, 2017	(55,201)	(49,788)
Accumulated other comprehensive loss	(2,963)	(1,764)
Retained earnings	30,491	28,607
Total stockholders’ equity	156,020	156,396
Total liabilities and stockholders’ equity	$175,116	$192,659

WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$7,978	$6,064
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	213	240
Amortization of intangible assets	418	490
Unrealized (gains) losses on trading investments	232	(303)
Stock based compensation expense	4,187	3,897
Deferred income taxes	(859)	26
Gain on sale of operations	(524)	—
Other	—	(7)
Changes in operating assets and liabilities:
Net sales of investments- trading securities	2,175	12,002
Accounts receivable	(2,575)	(1,721)
Other current assets	3,027	(18)
Accounts payable and accrued liabilities	(22)	(161)
Compensation and benefits payable	(13,712)	(11,394)
Income taxes payable	871	859
Other liabilities	(57)	(33)
Net cash provided by operating activities	1,352	9,941
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(299)	(150)
Proceeds from Omaha divestiture	10,013	—
Net cash provided by (used in) investing activities	9,714	(150)
CASH FLOWS FROM FINANCING ACTIVITIES:
Purchase of treasury stock under employee stock plans	(726)	(1,326)
Restricted stock returned for payment of taxes	(4,687)	(5,189)
Cash dividends	(7,332)	(6,564)
Net cash used in financing activities	(12,745)	(13,079)
Effect of currency rate changes on cash	(1,020)	235
NET CHANGE IN CASH AND CASH EQUIVALENTS	(2,699)	(3,053)
Cash and cash equivalents, beginning of period	54,249	33,679
Cash and cash equivalents, end of period	$51,550	$30,626

Supplemental cash flow information:
Cash paid during the period for income taxes	$—	$828
Accrued dividends	$7,836	$7,358
Accrued purchase of property and equipment	$29	$—

WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES
Reconciliation of Net Income to Economic Earnings
(in thousands, except per share and share amounts)
(unaudited)

	Three Months Ended
	March 31, 2018	December 31, 2017	March 31, 2017
Net Income	$7,978	$2,897	$6,064
Add: Stock based compensation expense	4,187	4,132	3,897
Add: Intangible amortization	418	423	490
Add: Tax benefit from goodwill amortization	59	157	156
Economic Earnings	$12,642	$7,609	$10,607

Diluted weighted average shares	8,539,545	8,546,936	8,311,382
Economic EPS	$1.48	$0.89	$1.28

As supplemental information, we are providing non-GAAP performance measures that we refer to as Economic Earnings and Economic EPS. We provide these measures in addition to, not as a substitute for, net income and earnings per share, which are reported on a GAAP basis. Management reviews Economic Earnings and Economic EPS to evaluate Westwood’s ongoing performance, allocate resources, and review our dividend policy. We believe that these non-GAAP performance measures, while not substitutes for GAAP net income or earnings per share, are useful for management and investors when evaluating Westwood’s underlying operating and financial performance and its available resources. We do not advocate that investors consider these non-GAAP measures without also considering financial information prepared in accordance with GAAP.

We define Economic Earnings as net income plus non-cash equity-based compensation expense, amortization of intangible assets, and deferred taxes related to goodwill. Although depreciation on fixed assets is a non-cash expense, we do not add it back when calculating Economic Earnings because depreciation charges represent an allocation of the decline in the value of the related assets that will ultimately require replacement. In addition, we do not adjust Economic Earnings for tax deductions related to restricted stock expense or amortization of intangible assets. Economic EPS represents Economic Earnings divided by diluted weighted average shares outstanding.